EXHIBIT 18.1

February 24, 2010

Board of Directors

Calpine Corporation

717 Texas Avenue

Houston, Texas 77002

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and issued our report thereon dated February 24, 2010. Note 3 to the financial statements describes a change in accounting principle from the composite depreciation method to the component depreciation method for rotable parts at the Company’s natural gas-fired power plants. In addition, also described in Note 3 to the financial statements is a change in accounting principle from the units of production depreciation method to the straight-line depreciation method for the Company’s geothermal assets. It should be understood that the preferability of one acceptable method of accounting over another for the depreciation of rotable parts and the depreciation of geothermal assets has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that these changes in accounting principle are preferable. Based on our reading of management’s stated reasons and justification for these changes in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the changes, we concur with management that such changes represent, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP